Exhibit 99.1

Eiger BioPharmaceuticals Reports Fourth Quarter and Full Year 2018 Financial Results and Provides Business Update

-	Began 2019 with $100.4 million in cash, cash equivalents & short-term investments

-	Enrollment of Phase 3 D-LIVR Study in HDV planned by end of 2019

-	NDA and MAA filings for Progeria and Progeroid Laminopathies planned in 2019

PALO ALTO, Calif., March 14, 2019 — Eiger BioPharmaceuticals, Inc. (Nasdaq:EIGR), focused on the development and commercialization of targeted therapies for serious rare and ultra-rare diseases, today reported financial results for the three months and year ended December 31, 2018 and provided a business update.

“We expect 2019 to be a transformative year for Eiger as we plan to file the first-ever NDA and MAA for Progeria and Progeroid Laminopathies and to enroll the first-ever international Phase 3 study in Hepatitis Delta Virus infection,” said David Cory, Eiger President and Chief Executive Officer. “Eiger is poised for significant growth by delivering first-in-class therapies to patients with serious rare and ultra-rare diseases.”

Recent Highlights

Hepatitis D Virus (HDV) Program

Lonafarnib in HDV

•	Lonafarnib+Ritonavir patent portfolio expanded to include US, Europe and Japan

•	Breakthrough Therapy designation granted by FDA

•	PRIME designation granted by EMA

•	First site initiated in Phase 3 D-LIVR study

Lambda in HDV

•	Phase 2 LIMT (mono therapy) end of study results selected as a late-breaker oral presentation at The International Liver Congress™ 2019

•	Phase 2 LIFT (combo therapy with lonafarnib) dosing at NIH (N=26)

Lonafarnib in Progeria and Progeroid Laminopathies Program

•	Breakthrough Therapy designation granted by FDA

Avexitide in Post-Bariatric Hypoglycemia (PBH) Program

•	Positive Phase 2 PREVENT 28-day study data (N=18)

Corporate Activity

•	Sri Ryali, MBA, appointed Eiger Chief Financial Officer

•	Stephana Patton, PhD, JD, pharma industry veteran, appointed Eiger as General Counsel, Corporate Secretary and Chief Compliance Officer

•	Christine Murray, MS, RAC, industry veteran and Senior Vice President of Global Regulatory Affairs at Ultragenyx Pharmaceutical, Inc., appointed to Board

•	R&D Day held on December 11, 2018 in NYC

•	October underwritten public offering raised $47.7 million in net proceeds

Anticipated 2019 Milestones

•	Phase 3 D-LIVR study (N=400) complete enrollment in HDV planned by year-end

•	Phase 2 LIMT end-of-study study results in HDV oral presentation at EASL

•	Phase 2 LIFT end-of-treatment study results in HDV planned at AASLD

•	NDA and MAA filings in Progeria and Progeroid Laminopathies planned

•	Phase 2 PREVENT end-of-study results in PBH oral presentation at ENDO

•	End of Phase 2 meeting for avexitide in PBH with regulators planned

Fourth Quarter and Full Year 2018 Financial Results

Cash, cash equivalents, and short-term investments as of December 31, 2018 totaled $100.4 million compared to $41.8 million at December 31, 2017, an increase of $58.6 million.

The Company reported net losses of $16.5 million, or $0.92 per share, and $52.4 million, or $3.82 per share, for the fourth quarter and full year 2018, respectively, as compared to $10.9 million, or $1.11 per share, and $42.4 million, or $4.86 per share, for the same periods in 2017.

Research and Development expenses were $12.0 million and $37.1 million for the fourth quarter and full year 2018, respectively, as compared to $7.8 million and $29.5 million for the same periods in 2017. The increases in fourth quarter and full year 2018 were primarily due to costs associated with clinical programs, including drug supply costs.

General and Administrative expenses were $4.1 million and $14.0 million for the fourth quarter and full year 2018, respectively, as compared to $2.8 million and $12.0 million for the same periods in 2017. The increases in fourth quarter and full year 2018 were primarily due to increases in employee-related costs, including stock-based compensation, from increased headcount.

Total operating expenses include total non-cash expenses of $1.6 million and $5.7 million for the fourth quarter and full year 2018, respectively, as compared to $1.1 million and $4.4 million for the same periods in 2017.

In October, 2018, Eiger announced the closing of its underwritten public offering of 4,830,918 shares of its common stock at a price to the public of $10.35 per share. The offering was made under Eiger’s effective shelf registration statement and resulted in net proceeds to the company of approximately $47.7 million, after deducting underwriting discounts and commissions and offering expenses.

As of December 31, 2018, the company had 19.2 million of common shares outstanding.

About Eiger

Eiger is a late stage biopharmaceutical company focused on the development and commercialization of targeted therapies for serious rare and ultra-rare diseases. We innovate by developing well-characterized drugs in newly identified or novel targets in rare diseases. Our mission is to systematically reduce the time and cost of the drug development process to more rapidly deliver important medicines to patients. The company’s lead program is in Phase 3, developing lonafarnib, a first-in-class prenylation inhibitor for the treatment of Hepatitis Delta Virus (HDV) infection. Eiger is also preparing an NDA and MAA for lonafarnib to treat Hutchinson-Gilford Progeria Syndrome (HGPS or Progeria) and Progeroid Laminopathies with plans to file in 2019. For additional information about Eiger and its clinical programs, please visit www.eigerbio.com.

Note Regarding Forward-Looking Statements

This press release contains “forward-looking” statements that involve substantial risks and uncertainties. All statements other than statements of historical facts, including statements regarding our future financial condition, timing for and outcomes of clinical results, business strategy and plans and objectives for future operations, are forward looking statements. These forward-looking statements include terminology such as “believe,” “will,” “may,” “estimate,” “continue,” “anticipate,” “contemplate,” “intend,” “target,” “project,” “should,” “plan,” “expect,” “predict,” “could,” “potentially” or the negative of these terms. Forward looking statements are our current statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned clinical development, including plans to complete enrollment of our D-LIVR study by the end of 2019, submit an NDA and MAA for Progeria and progeroid laminopathies in 2019, timing of end of treatment data in our LIFT study and progress our Phase 3 study in HDV; our ability to transition into a commercial stage biopharmaceutical company; our ability to finance the continued advancement of our development pipeline products; and the potential for success of any of our product candidates.

Various important factors could cause actual results or events to differ materially from the forward-looking statements that Eiger makes, including the risks described in the “Risk Factors” sections in the Annual Report on Form 10-K for the year ended December 31, 2018 to be filed on March 14, 2019 and Eiger’s periodic reports filed with the SEC. Eiger does not assume any obligation to update any forward-looking statements, except as required by law.

SOURCE Eiger BioPharmaceuticals, Inc.

Investors: Ingrid Choong, PhD

Email: ichoong@eigerbio.com

Phone: 1-650-619-6115

Sriram Ryali

Email: sryali@eigerbio.com

Phone: 1-650-272-6138

Eiger BioPharmaceuticals Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	Year Ended December 31,
	2018(1)	2017(1)
ASSETS
Cash and cash equivalents	$61,262	$32,035
Debt securities, available-for-sale	39,091	9,744
Prepaid expenses and other current assets	1,492	712

Total current assets	101,845	42,491
Property and equipment, net	167	79
Other assets	436	312

Total assets	$102,448	$42,882

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$10,024	$7,269
Other liabilities	25,832	13,091
Stockholders’ equity	66,592	22,522

Total liabilities and stockholders’ equity	$102,448	$42,882

(1)	Derived from the audited financial statements, included in the Company’s Annual Report on Form 10-K for the years ended December 31, 2018 and 2017.

Eiger BioPharmaceuticals Inc.

Condensed Consolidated Statements of Operations Financial Data

(in thousands, except per share and share amounts)

	Three Months Ended December 31, (unaudited)		Year Ended December 31,
	2018	2017	2018	2017
Operating expenses:
Research and development(1)	$12,011	$7,779	$37,091	$29,519
General and administrative(1)	4,082	2,806	13,956	12,001

Total operating expenses	16,093	10,585	51,047	41,520

Loss from operations	(16,093)	(10,585)	(51,047)	(41,520)
Interest expense	(755)	(395)	(2,329)	(1,524)
Interest income	343	89	997	410
Other (expense) income, net	4	(2)	(12)	186

Net loss	$(16,501)	$(10,893)	$(52,391)	$(42,448)

Net loss per common share:
Basic and diluted	$(0.92)	$(1.11)	$(3.82)	$(4.86)

Shares used to compute net loss per common share:
Basic and diluted	17,926,315	9,799,328	13,711,034	8,727,935

(1) Includes stock-based compensation expense of:

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Research and development	$362	$443	$1,500	$1,214
General and administrative	1,149	577	3,507	3,029

Total stock-based compensation expense	$1,511	$1,020	$5,007	$4,243